EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Contact: Frank V. Dane
Phone: 650-802-7737
Email: fdane@cic.com

COMMUNICATION INTELLIGENCE CORPORATION

REPORTS SECOND QUARTER 2005 FINANCIAL RESULTS

Redwood Shores, CA, August 8, 2005 - (OTC BB: CICI) Communication Intelligence Corporation (“CIC” or the “Company”) the leading supplier of biometric signature verification and a leading supplier of electronic signature solutions, announced today its financial results for the three and six-month periods ended June 30, 2005.

Total revenue of $1.2 million for the quarter ended June 30, 2005 increased 92% compared to revenues of $630,000 in the corresponding quarter of the prior year. The revenue is primarily attributable to American General Life, Bell South, eCom Asia Pacific, Everypath, Misys Healthcare, PalmSource, Prudential, Snap-On Credit, State Farm and Wells Fargo.

Operating profit for the three months ended June 30, 2005, before interest expense and amortization of the loan discount and prepaid financing cost, was $51,000 compared to an operating loss of $613,000 in the prior year period. After non operating expenses of $885,000, which include non-cash loan amortization expense of $812,000, the Company’s net loss applicable to common stockholders was $834,000 compared to a net loss of $678,000 for the corresponding quarter of the prior year. The basic and diluted loss per share was $0.01 on approximately 102 million weighted average common shares outstanding for the three months ended June 30, 2005 as compared to a basic and diluted loss of $0.01 per share on approximately 101 million weighted average common shares outstanding for the corresponding quarter of the prior year.

Total revenues of $1.8 million for the six months ended June 30, 2005, decreased 42% compared to revenues of $3.1 million in the corresponding six months of the prior year. After the non-cash loan amortization expense of $1.3 million, the Company’s net loss applicable to common stockholders for the six months ended June 30, 2005 was $1.9 million as compared to net income of $500,000 for the corresponding six months of the prior year. The basic and diluted loss per share was $0.02 on approximately 102 million weighted average common shares outstanding for the six months ended June 30, 2005 as compared to a basic and diluted net income of $0.01 per share on approximately 101 million weighted average common shares outstanding for the corresponding period of the prior year.

CIC’s Chairman and CEO, Guido DiGregorio stated, “Revenue for this quarter includes new markets and applications that our SignatureOne product platform has made possible. SignatureOne, recipient of the BiometriTech 2004 product of the year award in June, provides patented technology that supports a wide range of eSignature methods in addition to our handwritten biometric signature verification. These orders include new applications with end users as well as new applications with partners embedding our software into their total software solutions from which we anticipate ongoing streams of quarterly royalty revenues. SignatureOne, by accommodating the market need for various eSignature methods, is now the focal point for continued penetration and deployments in the financial services industry. In addition, SignatureOne played a key role in the new eCom Asia agreement enabling a return to profitability for CIC China in this quarter and the potential for continued sales growth in that emerging market. We are optimistic about continued sales momentum in the second half of 2005 and the potential for a record setting year.”

Selected financial information follows. Detailed corporate and financial information is available on CIC’s website at www.cic.com.

About CIC

Communication Intelligence Corporation (“CIC”) is the leading supplier of biometric signature verification and a leading supplier of electronic signature solutions and natural input software focused on emerging, high potential applications including eTransactions, paperless workflow, handheld computers and smartphones enabling the world with “The Power to Sign Online®”. CIC’s products are designed to increase the ease of use, functionality, and security of eBusiness processes and smart handheld devices. CIC’s SignatureOne™ eSignature Platform includes Sign-it®, iSign® and its companion Biometric eSignature Verification Server. CIC sells directly to enterprises, integration/channel partners and OEMs. Industry leaders such as American General Live, Charles Schwab, Fujitsu, IBM, Oracle, PalmSource, Prudential, Siebel Systems, Siemens Medical Systems, Sony Ericsson, Symbol Technologies and TVA have licensed the company’s technology. CIC is headquartered in Redwood Shores, California and has a joint venture, CICC, in Nanjing, China. For more information, please visit our website at http://www.cic.com.

Forward Looking Statement
Certain statements contained in this press release, including without limitation, statements containing the words “believes”, “anticipates”, “hopes”, “intends”, “expects”, and other words of similar import, constitute “forward looking” statements within the meaning of the Private Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors, which may cause actual events to differ materially from expectations. Such factors include the following (1) technological, engineering, quality control or other circumstances which could delay the sale or shipment of products; (2) economic, business, market and competitive conditions in the software industry and technological innovations which could affect the Company’s business; (3) the Company’s inability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others or prevent others from infringing on the proprietary rights of the Company; and (4) general economic and business conditions. These forward-looking statements speak only as of the date hereof and the Company disclaims any intent or obligation to update these forward-looking statements.

CIC and its logo are registered trademarks of Communications Intelligence Corporation. All other trademarks and registered trademarks are the property of their respective holders.

COMMUNICATION INTELLIGENCE CORPORATION
Selected Consolidated Statement of Operations Information
(Dollars in thousands, except per share amounts)

	Three Months Ended (unaudited)		Six Months Ended (unaudited)
	06/30/05	06/30/04	06/30/05	06/30/04

Revenues	$1,209	$630	$1,788	$3,059
Net income (loss) applicable to common stockholders	$(834)	$(678)	$(1,922)	$489
Basic and diluted income (loss) per common share	$(0.01)	$(0.01)	$(0.02)	$0.01
Weighted average common shares outstanding	102,382	100,776	102,034	100,439

SELECTED CONSOLIDATED BALANCE SHEET INFORMATION
(Dollars in thousands)

	06/30/05 (unaudited)		12/31/04
Cash & cash equivalents		$3,980	$4,736
Total current assets		$4,735	$5,469
Total assets		$9,819	$10,819
Short-term debt	$	−	$44
Deferred revenue (1)		$510	$458
Total current liabilities (2)		$1,371	$1,401
Long-term debt (3)		$1,632	$1,785
Total stockholder’s equity		$6,733	$7,531

NOTES:
(1) Deferred revenues consist principally of advances from customers and deferred maintenance contract revenue.

(2) Includes deferred revenues of $510 and $458 as of June 30, 2005 and December 31, 2004, respectively.

(3) Net of $1,428 and $2,410 unamortized fair value beneficial conversion feature and warrants at June 30, 2005 and December 31, 2004, respectively.